EXHIBIT (4i)

                 WAIVER AND MODIFICATION AGREEMENT
                      DATED NOVEMBER 1, 1996


To SunTrust Bank, Atlanta,
  as Agent and each of the
  Lenders party to the
  Credit Agreement described
  below


     Re: Credit Facility from SunTrust Bank, Atlanta, individually and as Agent, NationsBank, N.A., individually and a Lead
          Manager and Chemical Bank to Dixie Yarns, Inc.


Ladies and Gentlemen:

     Reference is hereby made to that certain Third Amended and Restated Credit Agreement, dated as of March 31, 1995, by and among SunTrust Bank, Atlanta, individually and as Agent (in such capacity, the "Agent"), and each of the other financial institutions listed above (collectively referred to herein as the "Lenders") and Dixie Yarns, Inc., a Tennessee corporation (the "Borrower") (as heretofore amended or modified, the "Credit Agreement"). All terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement.

     Pursuant to Section 9.03(b) of the Credit Agreement, the Borrower is prohibited from making certain Investments in its Subsidiaries which Investments exceed $10,000,000 at any one time outstanding after the Closing Date. The Borrower has requested that the Lenders waive the restrictions of Section 9.03(b) in order to allow the Borrower to contribute certain assets and liabilities with such assets having a book value not exceeding $30,000,000 to one or more wholly-owned Subsidiaries of the Borrower described on the attachment hereto, with such Subsidiary or Subsidiaries to assume expressly such accompanying liabilities (the "Transaction").

     Each of the Lenders, by its signature below, hereby consents to the Transaction upon the express understanding that (i) no Default or Event of Default will exist under the Credit Agreement either before or after giving effect thereto, (ii) this letter agreement shall not be deemed to constitute a consent to any further transfer of such assets, (iii) each Subsidiary is in compliance with Section 9.02 of the Credit Agreement and any Intercompany notes or Subsidiary Note Assignments required to be executed by such Subsidiary pursuant to the Credit Agreement are promptly executed and delivered to the Agent. In addition, the Lenders, the Agent and the Borrower hereby agree that Schedule 9.03(b) to the Credit Agreement is modified to add the information set forth on Schedule 1 attached hereto thereto simultaneously with any such transfer, with the result that the Investment described above shall not be included for purposes of calculating compliance with the $10,000,000 limit set forth in Section 9.03(b).



     This letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby. This letter agreement is governed by the laws of the State of Georgia and shall inure to the benefit of, and be binding upon, the successors and assigns of the Agent, the Lenders and the Borrower.

     This letter agreement shall be deemed to be effective when an executed counterpart is received by the Agent from the Borrower and the Required Lenders.

                                    Very truly yours,



                                    DIXIE YARNS, INC.

                                    By: Gary A. Harmon
                                      Title: Treasurer




     ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

                                    SUNTRUST BANK, ATLANTA,
                                    individually and as Agent

                                    By: C. Wes Burton, Jr.
                                      Title: Vice President


                                    By: Thomas R. Banks
                                      Title: Banking Officer



                                    NATIONSBANK, N.A.

                                    By: E. Phifer Helms
                                      Title: Senior Vice President



                                    CHEMICAL BANK

                                    By: Peter C. Eckstein
                                      Title: Vice President











                              SCHEDULE 1

             Additional Permitted Investments in Subsidiaries




Name of Subsidiary                              Amount of Investment

Caro Knit Incorporated:
  Investment - October 1, 1996                       $ 7,597,195
  Investment - November 6, 1996                        6,856,555
    Total Caro Knit Incorporated                     $14,453,750


C-Knit Apparel, Inc. - October 1, 1996               $ 2,363,909*


JXM, Inc. (Tarboro Plant)                            $12,000,000**

  Total Additional Permitted Investments
    in Subsidiaries:                                 $28,817,659







*Estimated, will be revised when actual investment is available.


**Estimated.  Investment is contingent upon possible sale of the Tarboro
  Plant to a third party.  If sale is not made, assets will be contributed.